EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS STRONG FINANCIAL PERFORMANCE FOR FISCAL 2012

LAS VEGAS, NEVADA, December 13, 2012 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal year and fourth quarter ended September 30, 2012.

We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.

Revenues and expenses associated with the Aerospace Equipment segment operations are presented as discontinued operations for all periods presented. See further discussion below.

FINANCIAL SUMMARY

Fiscal Year Ended September 30, 2012 Compared to Fiscal Year Ended September 30, 2011

•	Revenues increased $24.9 million, or 16%, to $185.6 million from $160.7 million.

•	Adjusted operating income increased to $27.1 million compared to $11.0 million.

•	Adjusted EBITDA increased to $43.0 million compared to $28.5 million.

•	Adjusted income from continuing operations was $10.1 million compared to $0.1 million.

•	Adjusted diluted earnings per share from continuing operations was $1.32 compared to $0.01.

Quarter Ended September 30, 2012 Compared to Quarter Ended September 30, 2011

•	Revenues decreased $18.1 million to $49.6 million from $67.7 million.

•	Adjusted operating income decreased to $8.6 million compared to $18.2 million.

•	Adjusted EBITDA decreased to $13.7 million compared to $22.1 million.

•	Adjusted income from continuing operations was $4.0 million compared to $11.0 million.

•	Adjusted diluted earnings per share from continuing operations was $0.52 compared to $1.44.

Results for the periods presented for the years ended September 30, 2012 and 2011 (“Fiscal 2012” and “Fiscal 2011”, respectively) include other charges, gains and deferred tax valuation adjustments that have been excluded from the computations of adjusted operating income, adjusted income (loss) from continuing operations and adjusted diluted earnings (loss) per share from continuing operations. The adjusted results have been provided to facilitate comparisons between Fiscal 2012 and Fiscal 2011. See further discussion of the adjusting items below.

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Page 1 of Exhibit 99.1

The following table reconciles each adjusted result to the most directly comparable GAAP measure (dollars in thousands except per share amounts).

	Operating Income	Income (Loss) from Continuing Operations	Diluted Earnings (Loss) per Share from Continuing Operations
Fiscal 2012
As Reported	$28,098	$20,332	$2.65
Remediation Charge	700	420	0.05
Other Operating Gains	(1,714)	(1,028)	(0.13)
Loss on Debt Extinguishment	—	838	0.11
Deferred Tax Asset Valuation Allowance	—	(10,420)	(1.36)

As Adjusted	$27,084	$10,142	$1.32

Fiscal 2011
As Reported	$7,885	$(9,379)	$(1.25)
Remediation Charge	6,000	3,600	0.48
Other Operating Gains	(2,929)	(1,757)	(0.23)
Deferred Tax Asset Valuation Allowance	—	7,628	1.01

As Adjusted	$10,956	$92	$0.01

Fiscal 2012 Fourth Quarter
As Reported	$9,561	$14,178	$1.83
Remediation Charge	700	420	0.05
Other Operating Gains	(1,700)	(1,020)	(0.13)
Loss on Debt Extinguishment	—	838	0.11
Deferred Tax Asset Valuation Allowance	—	(10,420)	(1.34)

As Adjusted	$8,561	$3,996	$0.52

Fiscal 2011 Fourth Quarter
As Reported	$18,223	$3,345	$0.44
Deferred Tax Asset Valuation Allowance	—	7,628	1.00

As Adjusted	$18,223	$10,973	$1.44

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For Fiscal 2012, revenues increased 16% to $185.6 million as compared to $160.7 million for Fiscal 2011, reflecting revenue increases from each of our operating segments. For the Fiscal 2012 fourth quarter, revenues decreased 27% to $49.6 million from $67.7 million for the Fiscal 2011 fourth quarter. The decrease is associated with a change in the inter-quarter timing of Specialty Chemicals segment revenues in Fiscal 2012 as compared to Fiscal 2011. See further discussion below under Segment Highlights.

Cost of Revenues and Gross Profit – Fiscal 2012 cost of revenues was $119.5 million compared to $113.9 million for Fiscal 2011. The Fiscal 2012 consolidated gross margin was 36% compared to 29% for Fiscal 2011. Fiscal 2012 fourth quarter cost of revenues was $30.2 million compared to $40.4 million for the Fiscal 2011 fourth quarter. The Fiscal 2012 fourth quarter consolidated gross margin was 39% compared to 40% for the Fiscal 2011 fourth quarter. On a consolidated level, one of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross profit and gross margin from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

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Page 2 of Exhibit 99.1

	Quarter Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
Fine Chemicals	67%	43%	60%	56%
Specialty Chemicals	29%	53%	37%	42%
Other Businesses	4%	4%	3%	2%

Total Revenues	100%	100%	100%	100%

See further discussion of gross profit and gross margin at the segment levels under the heading Segment Highlights.

Operating Expenses – Fiscal 2012 operating expenses increased $3.2 million to $39.1 million compared to $35.9 million for Fiscal 2011. For the Fiscal 2012 fourth quarter, operating expenses were $10.9 million compared to $9.0 million for the Fiscal 2011 fourth quarter. Both increases relate to the Fine Chemicals segment, and, in particular to incentive compensation that was earned based on the segment’s improved performance in Fiscal 2012. See further discussion below under Segment Highlights.

Environmental Remediation Charges – In September 2012, we commenced initial operation of the expansion project at our groundwater remediation site in Henderson, Nevada. Related system optimization and other start-up activities will continue into the early months of the year ending September 30, 2013 (“Fiscal 2013”). In September 2012, we recorded an additional remediation charge in the amount of $0.7 million, which is substantially attributed to the true-up of estimates to the expected final cost of the expansion project.

Fiscal 2011 includes an environmental remediation charge of $6.0 million that resulted substantially from an increase in our estimated cost of capital equipment to expand our remediation activities in Henderson, Nevada.

Other Operating Gains – During Fiscal 2012 and Fiscal 2011, our Fine Chemicals segment reported other operating gains of $1.7 million and $2.9 million, respectively, that resulted from the resolution of gain contingencies. The reported gains are comprised of the following two matters.

Our Fine Chemicals segment is undertaking several mandatory capital projects. Certain of the capital activities are complete and others are in progress or otherwise expected to be completed during Fiscal 2013. In connection with these projects, our Fine Chemicals segment held, and continues to hold, negotiations with the former owner of its facilities. During Fiscal 2012 and Fiscal 2011, we received from the former owner cash consideration in the amount of $1.7 million and $0.2 million, respectively, for a limited release of liability of the former owner with respect to completed projects.

We made a series of filings with the County of Sacramento, California, to appeal the assessed values in prior years of our real and personal property located at our Fine Chemicals segment’s Rancho Cordova, California facility. During Fiscal 2011, we received $2.7 million for cash property tax refunds resulting from our appeals and the related favorable reassessment of historical property values.

Discontinued Operations – In May 2012, our board of directors approved and we committed to a plan to sell our Aerospace Equipment segment, or AMPAC-ISP. The divestiture is a strategic shift that allows us to place more focus on the growth and performance of our pharmaceutical-related product lines.

On June 4, 2012, we entered into an Asset Purchase Agreement with Moog Inc. (“Moog”) (the “Asset Purchase Agreement”), pursuant to which we sold to Moog substantially all of the assets of Ampac-ISP Corp., including all of the equity interests in its foreign subsidiaries (collectively, the “Purchased Assets”). Additionally, Moog assumed certain liabilities related to the operations and the Purchased Assets. The transaction was completed effective August 1, 2012.

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Page 3 of Exhibit 99.1

Under the terms of the Asset Purchase Agreement, the total consideration was approximately $46.0 million (the “Purchase Price”) in cash. In addition, $4.0 million of the Purchase Price (the “Escrow Amount”) will be held in an escrow account for 15 months following the closing of the transaction (the “Escrow Period”) and applied towards our indemnification obligations in favor of Moog, if any. The Asset Purchase Agreement provides that we, subject to certain limitations, indemnify Moog for damages and losses incurred or suffered by Moog as a result of, among other things, breaches of our respective representations, warranties and covenants contained in the Asset Purchase Agreement as well as any of the liabilities that we retain. The balance of the Escrow Amount remaining at the end of the Escrow Period shall be released to us. We have accounted for the Escrow Amount as a contingent gain, and accordingly have deferred recognition of the amount until all contingencies have lapsed or been resolved.

Revenues and expenses associated with the operations of AMPAC-ISP are presented as discontinued operations for all periods presented. Summarized financial information for AMPAC-ISP is as follows (dollars in thousands):

	Quarter Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
Revenues	$3,832	$13,012	$44,039	$48,941

Discontinued Operations:
Operating income before tax	$557	$589	$643	$3,328
Income tax provision	177	174	506	1,185

Net income from discontinued operations	380	415	137	2,143

Gain on Sale fo Discontinued Operations
Gain on sale of discontinued operations before tax	5,059	—	5,059	—
Income tax provision	209	—	209	—

Net gain on sale of discontinued operations	4,850	—	4,850	—

	$5,230	$415	$4,987	$2,143

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

As discussed above under the heading “Other Operating Gains”, our Fine Chemicals segment operating income (loss) for certain Fiscal 2012 and Fiscal 2011 periods includes other gains. To facilitate comparison of the Fiscal 2012 and Fiscal 2011 operating results, the following table (dollars in thousands) computes adjusted segment operating income (loss) and adjusted segment operating margin which excludes these gains.

	Quarter Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
Segment Operating Income (Loss), as reported	5,639	(1,360)	8,678	(6,283)
Exclude Other Operating Gains	(1,700)	—	(1,714)	(2,929)

Segment Operating Income (Loss), as adjusted	3,939	(1,360)	6,964	(9,212)

Operating Margin, as adjusted	12%	(5%)	6%	(10%)

Year Ended September 30, 2012 Compared to Year Ended September 30, 2011

•	Revenues increased 25% to $111.5 million compared to $89.5 million.

•	Adjusted operating income was $7.0 million compared to an adjusted operating loss of $9.2 million.

•	Segment EBITDA was $20.6 million compared to $6.2 million.

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Quarter Ended September 30, 2012 Compared to Quarter Ended September 30, 2011

•	Revenues increased 15% to $33.1 million compared to $28.7 million.

•	Adjusted operating income was $3.9 million compared to an operating loss of $1.4 million.

•	Segment EBITDA was $8.7 million compared to $1.7 million.

Fine Chemicals segment revenues increased 25% in Fiscal 2012 as compared to Fiscal 2011, led by strong anti-viral product revenues. Compared to Fiscal 2011, anti-viral products revenues increased 94% for Fiscal 2012. Anti-viral products revenues in the Fiscal 2011 periods were at reduced levels due to a gap between production campaigns for a particular product. Production of this product resumed in early calendar 2011 under a renewed three-year agreement resulting in a significant increase in anti-viral products revenues in Fiscal 2012.

Revenues from our Central Nervous System (“CNS”) products increased 54% compared to Fiscal 2011 reflecting improved pricing and favorable volumes. During Fiscal 2012 we renewed the production contract for the primary group of products within this therapeutic indication. The new contract has a five-year term, favorable pricing as compared to the prior contract, and contains minimum purchase requirements for our customer.

The increases in anti-viral and CNS products revenues were offset somewhat by lower oncology products revenues. During the later part of Fiscal 2012, we began to recognize revenue from the commercial production of three new products with oncology indications. The introduction of new commercial products is an important achievement for this segment. Nonetheless, the Fiscal 2012 initial revenues for these new products did not fully replace revenue declines from our legacy oncology product. Our legacy oncology product is an active pharmaceutical ingredient for a drug facing generic competition and, as a result, is experiencing volume and related revenue declines. We anticipate volume for these new products, and products currently considered development products, to grow and replace or exceed revenues from mature oncology products in the coming years. The introduction of these new products into our commercial product lines is an example of how our emphasis on our pipeline of development products can result in a successful replacement cycle for maturing products.

Development products are products which are not yet commercialized, and products which are commercial but for which we are not a current commercial producer. Development product revenues were approximately $19.8 million in Fiscal 2012 compared to approximately $21.1 million in Fiscal 2011. The small variance in revenues reflects project timing. Typically, development product activities are the source of developing new long-term customer relationships and often lead to future core products. The products categorized as development products are used by our customers primarily for drugs with indications in anti-viral, CNS, oncology and pain management.

The Fine Chemicals segment returned to profitability during Fiscal 2012, reporting adjusted operating income of $7.0 million compared to an adjusted operating loss of $9.2 million in Fiscal 2011. Fine Chemicals segment gross margin improved by 16 points in Fiscal 2012 as compared to Fiscal 2011. Our Fine Chemicals segment has dedicated significant efforts over the last two years to improving the efficiency of its manufacturing activities. Redesigned key processes are now yielding targeted throughput rates. Other efficiencies and cost savings initiatives, such as solvent recycling, have been implemented. These actions, along with improved overhead absorption due to the higher production volumes, have resulted in increased gross margin for all major product categories in our Fine Chemicals segment.

Improvements in gross profit for Fiscal 2012 periods were offset by increases in general and administrative expenses of approximately $3.2 million. The higher general and administrative expenses include approximately $2.2 million of incentive compensation which is based on the segment’s improved performance. Incentive compensation was zero in Fiscal 2011. Fiscal 2012 also includes higher insurance and retirement benefits related expenses.

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Page 5 of Exhibit 99.1

For the Fiscal 2012 fourth quarter, Fine Chemicals segment revenues increased 15% to $33.1 million compared to $28.7 million. The factors that resulted in variances in Fiscal 2012 fourth quarter revenues, when compared to the prior year fourth quarter, are consistent with factors that affected the full year performance. Anti-viral products revenues increased 22% and CNS product revenues increased 78%. These increases were offset, in part, by declines in oncology product revenues and the timing of development product revenues. Similarly, the Fine Chemicals segment reported adjusted operating income of $3.9 million for the Fiscal 2012 fourth quarter compared to an adjusted operating loss of $1.4 million for the Fiscal 2011 fourth quarter. Gross margin for the Fiscal 2012 fourth quarter period improved by 21 points, offset by increases in incentive compensation, which was zero in the Fiscal 2011 fourth quarter.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 88% and 89% of Specialty Chemicals segment revenues in Fiscal 2012 and Fiscal 2011, respectively.

Year Ended September 30, 2012 Compared to Year Ended September 30, 2011

•	Revenues increased to $68.5 million from $66.9 million.

•	Operating income was $34.9 million compared to $35.6 million.

•	Segment EBITDA was $36.3 million compared to $36.7 million.

Quarter Ended September 30, 2012 Compared to Quarter Ended September 30, 2011

•	Revenues decreased to $14.3 million from $36.1 million.

•	Operating income was $8.3 million compared to $23.7 million.

•	Segment EBITDA was $8.6 million compared to $24.3 million.

The variance in Specialty Chemicals segment revenues reflects the following factors:

•	A 10% decrease in perchlorate volume offset by a 13% increase in the related average price per pound for Fiscal 2012.

•	Sodium azide revenues increased 8% in Fiscal 2012 as compared to Fiscal 2011.

•	Halotron revenues decreased 1% in Fiscal 2012 as compared to Fiscal 2011.

The decrease in total perchlorate volume for Fiscal 2012 is primarily due to a 39% decline in volume for our lower-priced, non rocket-grade perchlorates. Rocket-grade AP volume increased in Fiscal 2012, supported by the return in Fiscal 2012 of quantities for development motors for the National Aeronautics and Space Administration (“NASA”) Heavy Lift Vehicle which is part of the new Space Launch System. Tactical and strategic missile related demand remained stable. The increase in the average price per pound for Fiscal 2012 is a result of a change in product mix. The Fiscal 2012 periods include a smaller volume of our lower-priced perchlorate products. The average price per pound of rocket-grade perchlorate was consistent between the Fiscal 2012 and Fiscal 2011 periods.

For the Fiscal 2012 fourth quarter, Specialty Chemicals segment revenues declined when compared to the Fiscal 2011 fourth quarter due to the timing of inter-quarter revenues. Rocket-grade AP revenues are typically derived from relatively few large orders. As a result, quarterly revenue amounts can vary significantly depending on the timing of individual orders throughout the year. The quarterly timing is typically determined by our customers’ delivery requirements. In Fiscal 2012, Specialty Chemicals segment revenues occurred more evenly across the four quarterly periods than it did in Fiscal 2011. Revenues for the Fiscal 2012 fourth quarter represented 21% of Fiscal 2012 annual revenue compared to Fiscal 2011 when the fourth quarter accounted for 54% of annual revenue.

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Page 6 of Exhibit 99.1

The increase in sodium azide revenues in Fiscal 2012 is due primarily to fluctuation in demand for sodium azide used in pharmaceutical applications. We do not anticipate a significant increase in demand for sodium azide in Fiscal 2013. The minor variances in Halotron revenues are driven by volume changes which have been and are expected to be relatively consistent year over year.

Our Specialty Chemicals segment reported operating income of $34.9 million and operating margin of 51% for Fiscal 2012 compared to operating income of $35.6 million and operating margin of 53% for Fiscal 2011. The operating margin declined in Fiscal 2012 when compared to the atypically high operating margin generated in Fiscal 2011. Fiscal 2012 product mix reflects a more typical mix of re-determinable and firm fixed-price orders. As a result, gross margin declined three percentage points from Fiscal 2011. Specialty Chemicals segment operating expenses were consistent between Fiscal 2012 and Fiscal 2011.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of September 30, 2012, we had cash balances of $31.2 million and no borrowings against our asset based lending credit facility.

Operating Cash Flows – Operating activities provided cash of $11.6 million for Fiscal 2012 compared to providing cash of $20.7 million for Fiscal 2011.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash provided by Adjusted EBITDA of $14.6 million.

•	A decrease in cash provided by working capital accounts of $19.6 million, excluding the effects of interest and income taxes.

•	A decrease in cash income taxes refunded of $3.1 million.

•	An increase in cash used to fund pension obligations of $2.5 million.

•	An increase in cash used for environmental remediation of $6.4 million.

•	An increase in cash paid for interest and debt extinguishment costs of approximately $1.3 million.

•	Other increases in cash provided by operating activities, primarily discontinued operations, of approximately $9.2 million.

The decrease in cash provided by working capital accounts relates primarily to changes in customer deposits. In March 2011, the Specialty Chemicals segment received an atypically high customer deposit that resulted from favorable contract terms. This did not recur in Fiscal 2012. Remaining variances in working capital are within our customary ranges, including an increase in Fine Chemicals segment inventory at September 30, 2012.

During Fiscal 2011, we received income tax refunds from federal income tax carryback claims. This did not recur in Fiscal 2012, resulting in a decrease in income tax refunds when comparing the periods.

During Fiscal 2012 we spent $10.1 million for remediation activities compared to $3.7 million in Fiscal 2011. The increase reflects cash used for the capital elements of the Henderson, Nevada expansion project.

During Fiscal 2012 and Fiscal 2011, we made payments to fund defined benefit pension obligations at 80% of the obligation. In Fiscal 2012, the company contribution needed to meet this funding level increased because the return on pension plan assets in the preceding year was not sufficient to maintain our target funding requirements.

Cash used by discontinued operations working capital accounts decreased because these operations did not experience the same working capital requirements in Fiscal 2012 (prior to their divestiture) as they experienced in Fiscal 2011.

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Page 7 of Exhibit 99.1

We consider the working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In any given quarter, accounts receivable, work-in-progress inventory or deferred revenues and customer deposits can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.

Investing Cash Flows – Capital expenditures of $8.8 million for Fiscal 2012 reflect a decrease from Fiscal 2011 of $3.1 million. During Fiscal 2012, our Fine Chemicals segment required less investment in capital equipment associated with new products and contracts. Maintenance capital spending was consistent between Fiscal 2012 and Fiscal 2011.

As discussed above under the heading “Discontinued Operations”, effective on August 1, 2012, we sold our Aerospace Equipment segment. Total consideration was $46 million, of which $4.0 million will be held in an escrow account for 15 months following the close of the transaction. After reducing the total consideration by the amount placed in escrow, cash sold with the foreign entities, and transaction expenses, the net proceeds to us during Fiscal 2012 were $37.4 million.

Financing Cash Flows – On August 9, 2012, we called $40.0 million of the outstanding principal amount of the Senior Notes. On September 10, 2012 we completed the redemption, using net cash proceeds from the sale of AMPAC-ISP and available cash balances. The redemption price for the Notes was 102.25% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the redemption date. The transaction resulted in a net loss on debt retirement of $1.4 million, which includes the call premium of $0.9 million, unamortized debt issuances costs and other expenses of $0.5 million.

October 2012 Refinancing – In October 2012, we called and terminated our remaining senior notes with an aggregate principal amount of $65.0 million and replaced the notes with a credit facility that includes a $60.0 million term loan and a committed $25.0 million revolving credit line. Funds used to call the notes of $68.3 million were provided by the net proceeds from the term loan and available cash balances. The term loan requires quarterly principal and interest payments, which differs from the senior notes which had no principal amortization requirements. We do not anticipate that the principal payment requirements of the new facility will have a significant impact on our liquidity because we expect that the cash requirements for principal payments will be substantially offset by lower interest expense.

OUTLOOK

For Fiscal 2013, we expect consolidated revenues of at least $200.0 million, which is an expected increase of approximately 8% from Fiscal 2012. The expected increase in Fiscal 2013 revenues reflects the following:

•

Fine Chemicals segment revenues are anticipated to increase in Fiscal 2013 by a range of approximately 5% to 10% compared to Fiscal 2012, supported by expected growth in revenues from development products and new core products that were introduced in Fiscal 2012.

•

Specialty Chemicals segment revenues are expected to increase in Fiscal 2013 by approximately 10%. This segment is currently performing under several non-recurring development projects that should contribute to the expected revenue increase in Fiscal 2013. The core products for this segment are expected to continue to perform within their historical stable range.

Our guidance for Fiscal 2013 Adjusted EBITDA is at least $43.0 million, which is an expected increase of approximately 4% from Fiscal 2012 Adjusted EBITDA, excluding other operating gains of $1.7 million. Product gross margins and operating expenses are expected to be relatively consistent and/or improve slightly in Fiscal 2013 as compared to Fiscal 2012. One meaningful exception is our expected pension expense. We forecast the actuarial value of pension expense in Fiscal 2013 to be approximately $9.7 compared to $7.0 million in Fiscal 2012. Due to the prevailing interest rate market conditions and the application of pension accounting principles, we substantially lowered the discount rate used to determine the actuarial value of our pension obligation as of September 30, 2012. Lowering our discount rate as of the end of our fiscal year has the corresponding effect in the subsequent year of increasing our actuarial value of pension expense and decreasing Adjusted EBITDA.

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Our Fiscal 2013 Adjusted EBITDA guidance is exclusive of any incremental costs that we may incur in the events that may arise from the matters disclosed in the Schedule 13D and amendments thereto filed by our stockholder Cornwall Master LP.

A substantial portion of our anticipated revenues for Fiscal 2013 is currently in our backlog. However, the timing of our customer product requirements is anticipated to result in a Fiscal 2013 quarterly trend that is heavily weighted toward the latter half of Fiscal 2013. Our current expectation of product mix and shipment schedules should result in approximately 60% of our Fiscal 2013 revenues occurring in the second half of Fiscal 2013 and approximately 70% of our Fiscal 2013 Adjusted EBITDA occurring in our Fiscal 2013 fourth quarter. Several of our customer contracts, that are expected to contribute to our Fiscal 2013 fourth quarter Adjusted EBITDA, include advance payments and customer deposits which will generate cash flow for us well in advance of the revenue and profit recognition. As such, our Fiscal 2013 liquidity is not expected to be impacted by the year-end weighting of our revenues and profits. In addition, in connection with the redemption of our senior notes in October 2012, we incurred additional cost of approximately $2.7 million, which is comprised of the call premium and the write-off of unamortized debt issuance costs. As a result, for our Fiscal 2013 first quarter we expect to report a small net loss.

We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2013 to range from approximately $12.0 million to approximately $14.0 million. During Fiscal 2013 we plan to make investments to expand our mid-range production capacity for our Fine Chemicals segment.

Our Fiscal 2013 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $14.0 million, interest expense of $5.5 million, share-based compensation expense and other items of $1.0 million and income taxes of $9.0 million to estimated net income of $13.5 million.

INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2012 financial results. The investor teleconference will be held Thursday, December 13, 2012, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 800-264-7882 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #33898945. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding the impact that change in revenue mix among our segments will have on comparisons of our consolidated gross profit and gross margin in the future, statements regarding our expectations for product revenues, sales volumes, working capital and capital expenditures, statements regarding the impact of process improvements and other efficiency and cost savings initiatives, statements regarding the timing of system optimization and other start-up activities related to our environmental remediation efforts, statements regarding the impact of the timing of individual orders on quarterly revenues with respect our Specialty Chemicals segment, statements regarding development product activities being the source for long-term customer relationships and future core products, statements regarding our ability to develop products to

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replace maturing products, statements regarding our ability to focus on the growth and performance of our pharmaceutical-related product lines following the sale of our Aerospace Equipment segment and the statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “future” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

•

We depend on a limited number of customers for most of our sales and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts on our profitability.

•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply on our profitability and liquidity.

•

A significant portion of our business is based on contracts with contractors or subcontractors to the U.S. government and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•

Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals and Fine Chemicals segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•

Each of our Specialty Chemicals and Fine Chemicals segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

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Page 10 of Exhibit 99.1

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements, related costs and our future financial condition, results of operations and cash flows.

•

Our suspended stockholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2011, our Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2012 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and year ended September 30, 2012 and cash flows for the year ended September 30, 2012 are not necessarily indicative of the results that will be achieved for future periods.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals and specialty chemicals within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$49,601	$67,688	$185,627	$160,714
Cost of Revenues	30,186	40,441	119,477	113,863

Gross Profit	19,415	27,247	66,150	46,851
Operating Expenses	10,854	9,024	39,066	35,895
Environmental Remediation Charge	700	—	700	6,000
Other Operating Gains	1,700	—	1,714	2,929

Operating Income	9,561	18,223	28,098	7,885
Interest and Other Income (Expense), Net	14	7	38	235
Interest Expense	2,349	2,593	10,173	10,514
Loss on Debt Extinguishment	1,397	—	1,397	—

Income (Loss) from Continuing Operations before Income Tax	5,829	15,637	16,566	(2,394)
Income Tax Expense (Benefit)	(8,349)	12,292	(3,766)	6,985

Income (Loss) from Continuing Operations	14,178	3,345	20,332	(9,379)
Income from Discontinued Operations, Net of Tax	5,230	415	4,987	2,143

Net Income (Loss)	$19,408	$3,760	$25,319	$(7,236)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$1.87	$0.44	$2.69	$(1.25)
Income from Discontinued Operations, Net of Tax	$0.69	$0.06	$0.66	$0.29
Net Income (Loss)	$2.56	$0.50	$3.35	$(0.96)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$1.83	$0.44	$2.65	$(1.25)
Income from Discontinued Operations, Net of Tax	$0.67	$0.05	$0.65	$0.29
Net Income (Loss)	$2.50	$0.49	$3.30	$(0.96)

Weighted Average Shares Outstanding:
Basic	7,574,000	7,528,000	7,554,000	7,517,000
Diluted	7,759,000	7,610,000	7,663,000	7,517,000

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Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	September 30,
	2012	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$31,182	$30,703
Accounts Receivable, Net	24,211	46,356
Inventories	44,157	39,154
Prepaid Expenses and Other Assets	1,477	4,141
Income Taxes Receivable	2	161
Deferred Income Taxes	13,028	7,532

Total Current Assets	114,057	128,047
Property, Plant and Equipment, Net	103,316	112,232
Intangible Assets, Net	—	585
Goodwill	—	2,930
Deferred Income Taxes	20,796	14,788
Other Assets	8,295	10,068

TOTAL ASSETS	$246,464	$268,650

LIABILITIES AND STOCKHOLDER’ EQUITY
Current Liabilities:
Accounts Payable	$12,006	$13,528
Accrued Liabilities	6,359	5,839
Accrued Interest	988	1,589
Employee Related Liabilities	10,568	8,410
Income Taxes Payable	2,098	59
Deferred Revenues and Customer Deposits	7,293	12,730
Current Portion of Environmental Remediation Reserves	5,114	11,999
Current Portion of Long-Term Debt	16	69

Total Current Liabilities	44,442	54,223
Long-Term Debt	65,004	105,034
Environmental Remediation Reserves	11,640	14,174
Pension Obligations	55,300	43,863
Other Long-Term Liabilities	1,745	1,649

Total Liabilities	178,131	218,943

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock - $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock - $0.10 par value; 20,000,000 shares authorized, 7,710,783 and 7,559,591 issued and outstanding	771	756
Capital in Excess of Par Value	74,796	73,412
Retained Earnings (Accumulated Deficit)	24,803	(516)
Accumulated Other Comprehensive Loss	(32,037)	(23,945)

Total Stockholders’ Equity	68,333	49,707

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$246,464	$268,650

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Page 13 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Year Ended
	September 30,
	2012	2011
Cash Flows from Operating Activities:
Net Income (Loss)	$25,319	$(7,236)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	14,491	15,216
Non-cash interest expense	747	845
Non-cash component of loss on debt extinguishment	482	—
Share-based compensation	508	304
Excess tax benefit on stock-based compensation	(138)
Deferred income taxes	(6,648)	8,787
Loss on sale of assets	77	3
Gain on sale of business	(5,059)	—
Changes in operating assets and liabilities:
Accounts receivable, net	129	10,824
Inventories	(9,996)	(1,126)
Prepaid expenses and other current assets	(299)	44
Accounts payable	1,109	3,975
Income taxes	2,252	2,636
Accrued liabilities	1,456	(2,309)
Accrued interest	(601)	14
Employee related liabilities	2,402	1,935
Deferred revenues and customer deposits	(3,413)	(2,362)
Environmental remediation reserves	(9,419)	2,303
Pension obligations, net	(2,841)	(350)
Other	35	(428)
Discontinued operations, net	1,054	(12,332)

Net Cash Provided by Operating Activities	11,647	20,743

Cash Flows from Investing Activities:
Capital expenditures	(8,788)	(11,931)
Proceeds from sale of business, net of cash sold and expenses	37,418	—
Other investing activities	131	—
Discontinued operations, net	(751)	(1,220)

Net Cash Provided (Used) by Investing Activities	28,010	(13,151)

Cash Flows from Financing Activities:
Payments of long-term debt	(40,017)	(14)
Issuances of common stock	753	48
Excess tax benefit on stock-based compensation	138	—
Debt issuance costs	—	(878)
Discontinued operations, net	(45)	(56)

Net Cash Used by Financing Activities	(39,171)	(900)

Effect of Changes in Currency Exchange Rates on Cash	(7)	26

Net Change in Cash and Cash Equivalents	479	6,718
Cash and Cash Equivalents, Beginning of Period	30,703	23,985

Cash and Cash Equivalents, End of Period	$31,182	$30,703

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Page 14 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating Segment Data:
Revenues:
Fine Chemicals	$33,108	$28,705	$111,536	$89,497
Specialty Chemicals	14,331	36,105	68,513	66,905
Other Businesses	2,162	2,878	5,578	4,312

Total Revenues	$49,601	$67,688	$185,627	$160,714

Segment Operating Income (Loss):
Fine Chemicals	$5,639	$(1,360)	$8,678	$(6,283)
Specialty Chemicals	8,284	23,652	34,919	35,600
Other Businesses	296	(267)	(473)	(1,308)

Total Segment Operating Income	14,219	22,025	43,124	28,009
Corporate Expenses	(3,958)	(3,802)	(14,326)	(14,124)
Environmental Remediaiton Charge	(700)	—	(700)	(6,000)

Operating Income	$9,561	$18,223	$28,098	$7,885

Depreciation and Amortization:
Fine Chemicals	$3,017	$3,082	$11,914	$12,473
Specialty Chemicals	269	641	1,401	1,136
Other Businesses	5	4	18	17
Corporate	86	96	367	432

Total Depreciation and Amortization	$3,377	$3,823	$13,700	$14,058

Segment EBITDA (a):
Fine Chemicals	$8,656	$1,722	$20,592	$6,190
Specialty Chemicals	8,553	24,293	36,320	36,736
Other Businesses	301	(263)	(455)	(1,291)

Total Segment EBITDA	17,510	25,752	56,457	41,635
Less: Corporate Expenses, Excluding Depreciation	(3,872)	(3,706)	(13,959)	(13,692)
Plus: Share-based Compensation	87	54	508	304
Plus: Interest and Other Income (Expense), Net	14	7	38	235

Adjusted EBITDA (b)	$13,739	$22,107	$43,044	$28,482

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA (b):

Income (Loss) from Continuing Operations	$14,178	$3,345	$20,332	$(9,379)
Add Back:
Income Tax Expense (Benefit)	(8,349)	12,292	(3,766)	6,985
Interest Expense and Loss on Debt Extinguishment	3,746	2,593	11,570	10,514
Depreciation and Amortization	3,377	3,823	13,700	14,058
Share-based Compensation	87	54	508	304
Environmental Remediation Charge	700	—	700	6,000

Adjusted EBITDA	$13,739	$22,107	$43,044	$28,482

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.
(b)	Adjusted EBITDA is defined as income (loss) from continuing operations before income tax expense (benefit), interest expense, loss on debt extinguishment, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

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Page 15 of Exhibit 99.1